EXHIBIT  3.1.4

                                 CERTIFICATE OF
              DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF
                   SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE
                               PREFERRED STOCK OF
                          IN STORE MEDIA SYSTEMS, INC.,
                              a Nevada corporation


     Pursuant to Nevada Revised Statutes Section 78.1955, the undersigned hereby certifies as follows:

          1. That the undersigned is the President and Secretary of In Store Media Systems, Inc., a Nevada corporation (the "Corporation"); and

          2. That, pursuant to the authority conferred on the Corporation's Board of Directors (the "Board") by Article Fifth of the Corporation's Articles of Incorporation, the Board, at a meeting duly held on March 30, 2000, the Board approved and adopted the Statement of Certificate of Designation of Rights, Preferences and Privileges of Series A Cumulative Convertible Redeemable Preferred Stock attached hereto (the "Certificate of Designation"), and the Board authorized the filing of the Certificate of Designation with the Nevada Secretary of State.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights, Preferences and Privileges of Series A Cumulative Convertible Redeemable Preferred Stock on this 30th day of March, 2000.



                                            /s/  Donald P. Uhl
                                            -----------------------------------
                                                 Donald P. Uhl,
                                                 President and Secretary

                                     [SEAL]

Donald P. Uhl did appear before me and execute this document on 3/29/00
                                            /s/  David L. Lewien
                                            -----------------------------------
                                                 David L. Lewien
                                            Notary

                                   - PAGE 1 -

STATE OF COLORADO )
                  ) ss.
COUNTY OF ARAPAHO )

     On this 30th day of March, 2000, personally appeared before the undersigned, a Notary Public, Donald P. Uhl, as the President and Secretary of In Store Media Systems, Inc., a Nevada corporation, known to me to be the person described in and who executed the foregoing instrument freely and voluntarily and for the uses and purposes mentioned.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal on the day and year in this certificate first written above.



                                            /s/  David L. Lewien
                                            -----------------------------------
                                                 David L. Lewien
                                                       NOTARY PUBLIC

                                     [SEAL]


                                   - PAGE 2 -

                     STATEMENT OF CERTIFICATE OF DESIGNATION
                      OF RIGHTS, PREFERENCES AND PRIVILEGES
                                       OF
                   SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE
                                 PREFERRED STOCK
                                       OF
                          IN STORE MEDIA SYSTEMS, INC.,
                              a Nevada corporation


     The Corporation's first series of preferred stock shall be comprised of 14 shares and shall be designated as Series A Cumulative Convertible Redeemable Series A Preferred Stock (the "Series A Preferred Stock"). The relative rights, preferences, restrictions and other matters relating to the Series A Preferred Stock or the holders thereof (each a "Holder") are as follows:

     1.   Dividend Rights.

          (a) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends from the issue date of the Series A Preferred Stock (the "Series A Original Issue Date") accruing at the rate per annum equal to eight percent (8%) of the Liquidation Preference (as defined below) per share, payable semiannually in arrears on February 1 and July 1 of each year (each such date being referred to herein as a "Dividend Payment Date"), commencing July 1, 2000. All dividends will be cumulative, whether or not earned or declared.

          (b) Each distribution in the form of a dividend shall be payable in arrears to Holders of record as they appear on the stock books of the Corporation on each record date as established by the Board of Directors of the Corporation (the "Dividend Payment Record Date") not more than 60 nor less than ten days preceding a Dividend Payment Date.

              (i) Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by two. Dividends payable on the Series A Preferred Stock for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

              (ii) The Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends.

              (iii) No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends which may be in arrears.

          (c) No dividends or other distributions (other than a dividend or distribution in Junior Securities) may be declared, made or paid or funds set apart for payment on the Junior Securities or Parity Securities, and no Junior Securities or any Paucity Securities, including the Series A Preferred Stock, may be repurchased, redeemed or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Securities or in the case that monies for such dividends, distributions, redemptions, purchases, or other acquisitions are derived from

                                   - PAGE 3 -
the proceeds of a substantially concurrent offering of such securities), unless full cumulative dividends shall have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on all outstanding shares of Series A Preferred Stock for all Dividend Payment Dates on or prior to such declaration, payment, redemption, purchase or acquisition.

          (d) No dividends may be declared, made or paid or funds set apart for the payment of dividends upon any outstanding share of Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding periods have been paid or declared and a sum sufficient for the payment thereof is set apart for the payment of such dividend upon all outstanding shares of Senior Securities.

          (e) The holder of record of a share of Series A Preferred Stock at the close of business on a Dividend Payment Record Date on the Series A Preferred Stock will be entitled to receive such dividends with respect to such share of Series A Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such Dividend Payment Record Date and prior to such Dividend Payment Date (except that Holders of shares converted on a Conversion Date between the Dividend Payment Record Date and a date which is two days after the Dividend Payment Date will be entitled to receive such dividend on such Conversion Date as indicated in Section 5 hereof). Upon any conversion of Series A Preferred Stock, accrued but unpaid dividends through the date of conversion shall be payable as set forth in Section 5(d) below. Upon any redemption under Section 6, accrued and unpaid dividends shall be paid as set forth in Section 6.

     2.   Ranking.

          (a) The Series A Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation, rank:

              (i) Senior to all classes of Common Stock and each other class of Common Stock or series of preferred stock issued by the Corporation, which is established after the date of filing of this Certificate of Designation, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation (collectively, with the Common Stock, referred to as the "Junior Securities");

              (ii) On a parity with any class of Common Stock or series of preferred stock issued by the Corporation, which is established after the date of filing of this Certificate of Designation, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation (collectively referred to as "Parity Securities"); and

              (iii) Subject to approval of Holders of a majority of the Series A Preferred Stock pursuant to Section 3(b), junior to each class of Common Stock or series of preferred stock issued by the Corporation, which is established after the date of filing of this Certificate of Designation by the Board of Directors, the terms of which expressly provide that such class or series will

                                   - PAGE 4 -
rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation (collectively referred to as "Senior Securities").

          (b) Except as otherwise provided herein, the Corporation is entitled to amend its Articles of Incorporation to authorize one or more additional series of preferred stock, file certificates of designation, and issue without restriction from time to time, any series of Junior Securities, Parity Securities, or Senior Securities.

     3.   Voting Rights.

          (a) On all matters, except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be voted equally with the shares of the Common Stock and not as a separate class, at any annual or special meeting of the stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each Holder of shares of Series A Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such Holder's aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          (b) The affirmative vote of a majority of the outstanding shares of Series A Preferred Stock shall be required prior to the Corporation doing any of the following:

              (i) The issuance of any Senior Securities or Parity Securities provided, however, for the purposes of this Section 3(b), Parity Securities shall not include any shares of Common Stock or preferred stock of which the purchase price or the conversion price, respectively, exceeds the Conversion Price of the Series A Preferred Stock in effect on the date of issuance of such Parity Securities;

              (ii) The Authorization or issuance of any securities convertible into Senior Securities or Parity Securities; and

              (iii) Any amendment to the Articles of Incorporation which materially impairs any right, preference or privilege of the Series A Preferred Stock.

     4.   Liquidation Rights.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (in any event, a "Liquidation"), each Holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00) per share of Series A Preferred Stock, as adjusted for any combination, consolidation, stock distribution or stock dividend with respect to such shares (the "Series A Liquidation Preference"), plus all accrued but unpaid dividends on such shares. If, upon the occurrence of any such event, the assets and funds of the Corporation are insufficient to permit the payment to all such Holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock then outstanding, ratably in proportion to the full amounts to which they otherwise would be entitled.

                                   - PAGE 5 -

          (b) After the full distributions required by Section 4(a) hereof have been paid, Holders of Series A Preferred Stock shall not be entitled to any additional participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Common Stock.

          (c) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or merger of the Corporation with or into one or more entities will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or reduction or increase in Common Stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation or a reduction or increase in Common Stock.

          (d) The Corporation shall give each Holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days before the stockholders' meeting called to approve such transaction, or twenty (20) days before the closing of such transaction, whichever is earlier, and also shall notify such Holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the Corporation thereafter shall give such Holders prompt notice of all material changes. In no event shall the transaction take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material change provided for herein; provided, however, that such periods may be shortened upon the written consent of the Holders of a majority of the then-outstanding shares of Series A Preferred Stock.

     5. Conversion Rights. The Holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock (the "Conversion Rights"):

          (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, each share of Series A Preferred Stock may, at the option of the Holder thereof, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a Holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 5(b) hereof) by the number of shares of Series A Preferred Stock being converted.

          (b) Series A Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Original Issue Price by the "Series A Conversion Price," calculated as provided in Section 5(c).

                                   - PAGE 6 -

          (c) Series A Conversion Price. The conversion price for the Series A Preferred Stock initially shall be thirty eight and one-half cents ($0.385) per share (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

          (d) Mechanics of Conversion. Each Holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this
Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that such Holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall pay promptly in cash, in Common Stock or a combination thereof, at the election of the Holder (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), all declared and unpaid dividends (if any) on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (e) Adjustment for Stock Splits and Combinations. If the Corporation, at any time or from time to time after the Series A Original Issue Date, effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, then the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation at any time or from time to time after the Series A Original Issue Date combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, then the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Series A Original Issue Date makes, or fixes a Dividend Payment Record Date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such Record date is fixed, as of the close of business on such Record date, by multiplying the Series A Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on such Record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on such Record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such Record date is fixed and such dividend is not fully paid or if such distribution is not fully

                                   - PAGE 7 -
made on the date fixed therefor, then the Series A Conversion Price shall be recomputed accordingly as of the close of business on such Record date, and thereafter the Series A Conversion Price shall be adjusted pursuant to this
Section 5(f) to reflect the actual payment of such dividend or distribution.

          (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
5), then in each such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately before such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (h) Conversion Price Adjustments of Series A Preferred Stock for Certain Dilutive Issuances. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

               (A) If this Corporation issues, after the Series A Original Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately before the issuance of such Additional Stock, then the Series A Conversion Price in effect immediately before each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at the Series A Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance plus the number of shares of such Additional Stock:

               (B) No adjustment of the Series A Conversion Price pursuant to this subsection 5(h) shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately before such adjustment.

               (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discount, commission or other expense allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                   - PAGE 8 -

               (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(h) hereof

                    (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(h)(i)(C) and 5(h)(i)(D) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(h)(i)(C) and 5(h)(i)(C) hereof).

                    (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the antidilution provisions thereof, the Series A Conversion Price of any Series A Preferred Stock then outstanding, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price of any Series A Preferred Stock then outstanding, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                   - PAGE 9 -

                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(h)(i)(E)(l) and 5(h)(i)(E)(2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(h)(i)(E)(3) or (4) hereof.

          (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(h)(i) hereof) by this Corporation after the Series A Original Issue Date other than:

               (A) Common Stock issued pursuant to a transaction described in elsewhere in this Section 5; or

               (B) Shares of Common Stock issuable or issued to employees, consultants and/or directors of this Corporation directly or pursuant to a stock option plan or restricted stock plan or any agreement approved by the Board of Directors; or

               (C) Shares of Common Stock or option or warrants to purchase shares of Common Stock issued or issuable to equipment lessors, commercial banks, vendors and/or legal counsel approved by the Board; or

               (D) Shares of Common Stock issued upon exercise of any options, warrants or other rights to acquire shares of Common Stock or upon conversion of any securities convertible into shares of Common Stock issued and outstanding on or prior to the Series A Original Issue Date; or

               (E) Shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock; or

               (F) Shares of Common Stock issued or issuable in any transaction that results in automatic conversion of the Series A Preferred Stock pursuant to subsection 5(1).

          (iii) Change in Control, Mergers, Consolidations or Similar Transaction. If at any time or from time to time after the Series A Original Issue Date there is a (as defined below), a merger, consolidation, or similar transaction between the Corporation and any Non-Affiliate (as defined below), (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5) or a sale of all or substantially all of the assets of the Corporation to any Non-Affiliate (each such transaction hereinafter referred to as a "Non-Affiliate Corporate Transaction"), then, as part of such Non-Affiliate Corporate Transaction, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to, at their election, either:

               (A) Convert the Series A Preferred Stock into a number of shares of Common Stock and receive a pro rata distribution of the cash, securities or property to which a holder of Common Stock deliverable upon conversion would have been entitled upon such reorganization; or

                                   - PAGE 10 -

               (B) Receive cash equal to the Liquidation Preference plus all accrued but unpaid dividends through the date of such transaction.

          (iv) For purposes of this Section 5(i), any transaction that results in automatic conversion of the Series A Preferred Stock pursuant to Section 5(l) below shall not be deemed to be a Non-Affiliate Corporate Transaction and all rights of the Holders of Series A Preferred Stock shall be governed by Section 5(1).

          (v) For purposes of this Section 5(h), "Change in Control" shall mean means: (a) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Corporation to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act of 1934, as amended, or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d5(b)(1) under the Exchange Act), in one transaction or a series of related transactions or (b) the acquisition of beneficial ownership of shares of the Corporation's Common Stock by any "person" or "group" (within a meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise of more than fifty percent (50%) of the total voting power of all classes of the voting power of the Corporation or a successor, entitled to vote generally in elections of the Board.

          (vi) For purposes of this Section 5(h), "Non-Affiliate" shall mean any person, group or entity that is not controlled by, does not control or is not under common control with any officer or director of the Corporation.

     (i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof, shall prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series A Conversion Price at the time in effect and (ii) the type and amount, if any, of other property that at the time would be received upon conversion of the Series A Preferred Stock.

     (j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) any Non-Affiliate Corporate Transaction, or (iii) any reclassification or recapitalization of the capital stock of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days before the record date specified therein a notice specifying
(A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Non-Affiliate Corporate Transaction or, reclassification or recapitalization is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Non-Affiliate Corporate Transaction, reclassification or recapitalization.

     (k)  Automatic Conversion.

          (i) Each share of Series A Preferred Stock shall be converted automatically into shares of Common Stock, based on the then-effective Series A Conversion Rate, immediately upon the earliest to occur of any of the following:

               (A) the closing of a sale of equity securities of the Corporation for the account of the Corporation in which (x) the pre-closing valuation of the Corporation on a fully diluted basis exceeds $25,000,000 and (y) the aggregate gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $10,000,000;

               (B) the closing of a Non-Affiliate Corporate Transaction pursuant to which the Holders of Series A Preferred Stock are entitled to receive cash, Marketable Securities (as defined below), or a combination thereof having a fair market value exceeding (x) the Series A Original Issue Price plus (y) all accrued but unpaid dividends through the closing date of such transaction; or

               (C) the date specified by the vote, written consent or agreement of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

     "Marketable Securities" shall mean securities of any class which are listed for trading on any nationally recognized securities market or quotation system, including but not limited to the New York Stock Exchange, The American Stock Exchange and the National Market System of NASDAQ.

          (ii) Immediately prior to the occurrence of either of the events specified in paragraph (i) immediately above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agents provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by the Corporation in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Thereupon,

                                  - PAGE 12 -
there shall be issued and delivered to such holder promptly at such office, and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred; and all declared and unpaid dividends, if any, shall be paid in accordance with the provisions of Section 5(d) hereof.

          (l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, then the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors on the date of conversion).

          (m) Reservation of Stock Issuable Upon Conversion. The Corporation at all times shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of shares of Common Stock as from time to time shall be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, then the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally-recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          (o) Payment of Taxes. The Corporation will pay all taxes (other than taxes based on income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered.

                                  - PAGE 13 -

     6.   Redemption.

          (a) The Corporation will redeem all shares of Series A Preferred Stock on the third anniversary of the Series A Original Issue Date, unless the Series A Preferred Stock has already been converted. The Corporation shall send notice of such redemption to Holders upon not less than 30 nor more than 60 days' prior written notice.

               (i) The Holder of the Series A Preferred Stock may elect to receive either (x) the number of shares of Common Stock that the Holder would have received had he converted the Series A Preferred Stock on the redemption date plus accrued but unpaid dividends as provided in Section 5(d) or (y) cash in an amount equal to the Liquidation Preference plus all accrued but unpaid dividends through the redemption date.

          (b) If, as a matter of law, the Corporation is unable to pay cash upon redemption of the Series A Preferred Stock, then the Corporation shall cause the Series A Preferred Stock to be converted on the date of such mandatory redemption into the same number of shares of Common Stock as could otherwise have been issued upon conversion; provided that the Corporation shall have given the Holders of Series A Preferred Stock notice of its inability to pay cash at least 30 days prior to the date of such mandatory redemption.

     7. No Reissuance of Series A Preferred Stock No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

     8. No Preemptive Rights. The Holders of Series A Preferred Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

                                  - PAGE 14 -